Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Robert R. Foley

Chief Operating Officer

(212) 297-1000

or

Laura Godfrey Guttman

Investor Relations

(212) 297-1000

Jon W. Clark Appointed Chief Financial Officer

 and Treasurer of Gramercy Capital Corp.

New York, NY - April 27, 2009 - Gramercy Capital Corp. (NYSE:GKK) today announced the appointment of Jon W. Clark as Chief Financial Officer and Treasurer. Mr. Clark succeeds John B. Roche, whose previously announced resignation was effective April 24, 2009. Mr. Clark will remain as Chief Accounting Officer, a role he has held since March 2009.  Previously, Mr. Clark served in a role as Gramercy’s Vice President and Controller.

Prior to joining Gramercy in June 2007, Mr. Clark was a Director at BlackRock Financial Management where he managed the accounting and finance department for real estate debt products.  He also served as Anthracite Capital, Inc.’s (NYSE:AHR) Assistant Treasurer.  He joined Blackrock in 2000.  Prior to joining BlackRock, Mr. Clark was a Vice President at Cornerstone Properties, Inc. (acquired by Equity Office Properties in 2000) where he established the Company’s internal audit department.  Mr. Clark is a certified public accountant and obtained his public accountancy experience as a manager in the national real estate practices of Arthur Andersen LLP and BDO Seidman LLP.  Mr. Clark holds a B.B.A. degree in Accountancy from Western Michigan University.

Roger Cozzi, Gramercy’s Chief Executive Officer, commented, “Jon has played an important part in Gramercy’s progress to-date.  He has the right mix of knowledge, skills and experience to assume this important role as we work through the current challenges in the commercial property and capital markets.”

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, maintenance of liquidity needs, management changes, and other factors including those listed in our Annual Report on Form 10-K and on our Quarterly Reports on Form 10-Q, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.